SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3 )


                               The PMI Group, Inc.
                                (Name of Issuer)

                          Common Stock $0.01 par value
                         (Title of Class of Securities)

                                   69344M 10 1
                                 (CUSIP Number)


                                April 30, 1998 (1)
             (Date of Event Which Requires Filing of this Statement)



         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b) [ ] Rule 13d-(c) [ ] Rule 13d-1(d) [x] Rule 13d-2

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



-------
(1) On April 15, 1998 8,602,650 shares were sold.

CUSIP No.69344M101                    13G                 Page 2 of 5 Pages

1           NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only) The Allstate Corporation
            36-3871531

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
            N/A                                                     (b) [ ]

3           SEC USE ONLY


4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware


                            5        SOLE VOTING POWER
        NUMBER OF
          SHARES                     1,445,250
                            ---------------------------------------------------
       BENEFICIALLY         6        SHARED VOTING POWER
         OWNED BY
           EACH                      0
                            ---------------------------------------------------

        REPORTING           7        SOLE DISPOSITIVE POWER
       PERSON WITH
                                     1,445,250
                            ---------------------------------------------------

                            8        SHARED DISPOSITIVE POWER

                                     0
                            ---------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,445,250
-------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

            N/A
-------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            4.11%
-------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON
            HC

-------------------------------------------------------------------------------

Item 1            (a)               Name of Issuer:
                                            The PMI Group, Inc.

                  (b)               Address of Issuer's Principal Executive
                                    Offices:
                                            601 Montgomery Street
                                            San Francisco, CA 94111

Item 2            (a)               Name of Person Filing:
                                            The Allstate Corporation

                  (b)               Address of Principal Business Office:
                                            2775 Sanders Road
                                            Northbrook, Illinois 60062-6127

                  (c)               Citizenship:
                                            Delaware

                  (d)               Title of Class of Securities:
                                            Common Stock

                  (e)               CUSIP Number:
                                            69344M101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B)OR 240.13D-2(B)OR(C), CHECK WHETHER THE PERSON FILING IS A:

                  (a)  [ ]          Broker or Dealer registered under Section 15
                                    of the Act

                  (b)  [ ]          Bank as defined in section 3(a)(6)of the Act

                  (c)  [ ]          Insurance Company as defined in Section 3(a)
                                    (19) of the Act

                  (d)  [  ]         Investment Company registered under section
                                    8 of the Investment Company Act of 1940
                                    (15 U.S.C.80a-8).

                  (e)  [ ]          An investment adviser in accordance with ss.
                                    240.13d- 1(b)(1)(ii)(E);

                  (f)  [ ]          An employee benefit plan or endowment fund
                                    in accordance with ss.240.13d-1(b)(1)(ii)(F)

                  (g)  [X]          A   parent   holding   company  or  control
                                    person   in   accordance  with ss.240.13d-1
                                    (b)(1)(ii)(G);

                  (h)  (  )         A savings  associations  as  defined  in
                                    Section  3(b) of the  Federal  Deposit
                                    Insurance Act (12 U.S.C. 1813);

                  (i)  (  )         A church plan that is excluded from the
                                    definition  of an  investment company under
                                    section 3(c)(14) of the Investment Company
                                    Act of 1940 (15 U.S.C. 80a-3);

                  (j)  (  )         Group, in accordance with ss.240.13d-1 (b)
                                    (1)(ii)(J)

                  If this statement is filed pursuant to ss.240.13d-1(c), check this box [ ]


ITEM 4.  OWNERSHIP.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a)      Amount beneficially owned:  1,445,250
                                                       ---------
                  (b)      Percent of class: 4.11%
                                             ----
                  (c) Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote
                                                        1,445,250
                                                        ---------
                           (ii)     Shared power to vote or to direct the vote
                                                            0

                           (iii)    Sole power to dispose or to direct the
                                    disposition of       1,445,250
                                                         ---------
                           (iv)     Shared power to dispose or to direct the
                                    disposition of          0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (X).

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                    N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                           Allstate Insurance Company is an insurance company as that term is defined in Section 3(a)(19) of the Securities Exchange Act of 1934.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                                    N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                                    N/A

ITEM 10.  CERTIFICATIONS

Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  May 6, 1998


                                             THE ALLSTATE CORPORATION


                                             By: ___________________________
                                                 Emma M. Kalaidjian
                                                 Assistant Secretary